EXHIBIT 10.79

PURCHASE AND SALE AGREEMENT
FOR THE NOKIA DALLAS BUILDINGS

PURCHASE AND SALE AGREEMENT
Nokia Buildings in Dallas, TX

ARTICLE 1: PROPERTY/PURCHASE PRICE

1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:
Wells Operating Partnership, L.P.,
a Delaware limited partnership
Attn: Joseph H. Pangburn
6200 The Corners Parkway, Suite 250
Atlanta, GA 30092
Telephone: 770-243-8228
Facsimile: 770-243-8510
E-mail: JoeP@wellsref.com

With a copy to:
Alston & Bird LLP
Attn: William L. O’Callaghan, Jr.
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Telephone: 404/881-7818
Facsimile: 404/881-7777
E-mail: wocallaghan@alston.com

(b) Seller and Notice Address:
CARRAMERICA REALTY, L.P.,
a Delaware limited partnership
Attn: Thomas R. Levy
1850 K Street, N.W., Suite 500
Washington, D.C. 20006
Telephone: 202-729-7525
Facsimile: 202-729-1060
E-mail: tlevy@carramerica.com

With a copy to:	Mayer, Brown, Rowe & Maw Attn: George Ruhlen 141 East Palace Avenue Santa Fe, New Mexico 87501 Telephone: 505/820-8185 Facsimile: 505/820-7334 E-mail: gruhlen@mayerbrownrowe.com

(c) Effective Date:	July 18, 2002

(d) Purchase Price:	$119,550,000.

(e) Earnest Money:	$750,000, and any other deposits of earnest money made pursuant to the terms of this Agreement. The definition of “Earnest Money” includes any interest earned thereon.

(f) Due Diligence Period:	The period ending on 24 July 2002.

(g) Closing Date:	15 August 2002.

(h) Title Company and Escrow Agent:	Chicago Title Insurance Company Attn: Kay Starkey 2001 Bryan Street Suite 1700 Dallas, Texas 75201 Telephone: 214/965-1686 Facsimile: 214/965-1622 StarkeyK@ctt.com

(i) Broker:	Holliday Fenoglio Fowler

1.2  Property.    Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (the “Property”):

(a)  The real property described in Exhibit A, together with the buildings and improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.

(b)  All of Seller’s right, title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on such property, but excluding any items of personal property owned by tenants and, if the Personal Property includes computer hardware, excluding any software installed therein.

(c)  All of Seller’s interest, as landlord, in the “Leases” described in Exhibit B.

(d)  All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) plans and specifications, licenses, permits and other similar rights relating to the ownership of and operation of the Property, (B) the right to use the name of the property (if any) in connection with the Property, but specifically excluding any trademarks, service marks and trade names of Seller or its affiliates, and (C) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Property.

1.3  Earnest Money.    The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than the second business day after the Effective Date. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect. At Closing, the Earnest Money shall be applied to the Purchase Price. Otherwise, the Earnest Money shall be delivered to the party entitled to receive the Earnest Money in accordance with Article 9 of this Agreement. If Purchaser does not terminate this Agreement pursuant to Paragraph 2.4, then Purchaser shall deposit additional Earnest Money with the Escrow Agent in the amount of $750,000 prior to the expiration of the Due Diligence Period, bringing the total Earnest Money deposited to $1.5 million. The Earnest Money shall not be refundable to Purchaser except upon failure of any of the conditions precedent set forth in Paragraph 5.1.

ARTICLE 2: INSPECTIONS

2.1  Property Information.    Seller shall make available to Purchaser within five days after the Effective Date the information listed on Exhibit B attached hereto (“Property Information”). Seller assumes no duty to furnish Purchaser with any other existing information, reports or updates of such materials. Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished, and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. The Property Information and all other information, other than matters of public record, furnished to, or obtained through inspection of the Property by, Purchaser, its affiliates, lenders, employees or agents relating to the Property, will be treated by Purchaser, its affiliates, lenders, employees and agents as confidential, and will not be disclosed to anyone other than on a need-to-know basis to Purchaser’s consultants, including representatives of the broker-dealer community selling the products of Purchaser or its affiliates, who agree to maintain the confidentiality of such information, and will be returned to Seller by Purchaser if the Closing does not occur. Seller acknowledges that Purchaser may be required by the Securities and Exchange Commission to file audited financial statements for one to three years with regard to the Property. At no cost or liability to Seller, At any time before or after the Closing, Seller shall allow Purchaser’s auditors access to the books and records of Seller and the working papers of Seller’s independent auditors relating to the operation of the Property to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser.

2.2  Inspections.    Subject to the provisions of Paragraph 2.3 below, during the Due Diligence Period, Purchaser shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Property, books and records maintained by Seller or its agents relating to the Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns, and all other information pertaining to the Property.

2.3  Conduct of Inspections.

(a)  Inspections in General.    During the Due Diligence Period, Purchaser and its agents shall have the right to enter upon the Property for the purpose of making non-invasive inspections at Purchaser’s sole risk, cost and expense. Before any such entry, Purchaser shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits (minimum $5 million) and coverage reasonably satisfactory to Seller. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller or Seller’s agent, and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Purchaser shall not disturb the tenants on the Property, and Purchaser’s inspection shall be subject to the rights of tenants under their Leases and with respect to the Nokia buildings, subject to an inspection schedule approved by Nokia. Within five days after Seller’s request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by or for Purchaser, excluding only market and economic feasibility studies (the “Purchaser’s

Reports”). If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall indemnify, defend and hold harmless Seller and Seller’s tenants, agents, contractors and employees and the Property from and against any and all losses, costs, damages, claims, or liabilities arising out of or in connection with any entry or inspections performed by Purchaser, its agents or representatives. This indemnity shall indemnify such indemnitees for their simple, but not gross, negligence. This indemnity shall survive the closing and any termination of this Agreement.

(b)  Environmental Inspections.    The inspections under Paragraph 2.2 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soil or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above.

(c)  Contact with Tenants and Governmental Authorities.    Except as provided below and without Seller’s prior written consent, Purchaser shall not contact any tenant or governmental authority having jurisdiction over the Property. At Purchaser’s request, Seller and Purchaser shall schedule tenant interviews at which a representative of Seller may be present. Seller’s consent shall not be required with respect to a customary and reasonable Phase I environmental audit and code compliance review of the Property except for any face-to-face meetings, at which Seller shall be given at least two days prior notice and an opportunity to be present at any such meeting.

2.4  Termination During Due Diligence Period.    If Purchaser determines, in its sole discretion, before the expiration of the Due Diligence Period that the Property is unacceptable for Purchaser’s purposes, Purchaser shall have the right to terminate this Agreement by giving to Seller notice of termination before the expiration of the Due Diligence Period. In such event, Purchaser shall promptly return the Property Information to Seller and deliver to Seller the Purchaser’s Reports, but the obligation to do so shall not be a condition to the return of the Earnest Money. Seller shall authorize the Escrow Agent to refund the Earnest Money to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement.

2.5  Purchaser’s Reliance on its Investigations.    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN PARAGRAPH 8.1 AND THE WARRANTIES OF TITLE IN THE DEED AND ASSIGNMENT OF LEASES AND CONTRACTS AND BILL OF SALE DELIVERED AT THE CLOSING (“SELLER’S WARRANTIES”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND ANY AND ALL LATENT AND PATENT DEFECTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO (A) FITNESS FOR ANY PARTICULAR PURPOSE, (B) MERCHANTABILITY, (C) DESIGN, (D) QUALITY, (E) CONDITION, (F) OPERATION OR INCOME, (G) COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, (H) ABSENCE OF DEFECTS, (I) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (J) ABSENCE OF FAULTS, (K) FLOODING, OR (L)

COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT, EXCEPT FOR SELLER’S WARRANTIES, PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY.

CONSISTENT WITH THE FOREGOING AND SUBJECT SOLELY TO THE SELLER’S WARRANTIES, EFFECTIVE AS OF THE CLOSING DATE, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY RELEASES AND FOREVER DISCHARGES SELLER, ITS AGENTS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE “RELEASEES”) FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THIS AGREEMENT, WHICH PURCHASER HAS OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601, ET SEQ.) OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION. EXCEPT FOR SELLER’S WARRANTIES, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER RELEASEES FROM AND AGAINST ANY AND ALL MATTERS AFFECTING THE PROPERTY.

THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY RELEASEE FROM ANY ACT OF FRAUD BY OR ON BEHALF OF SELLER AND IS SUBJECT TO THE RIGHT OF ANY RELEASOR TO IMPLEAD ANY RELEASEE WITH RESPECT TO ANY PERSONAL INJURY CLAIMS OF THIRD PARTIES UNRELATED TO ANY RELEASOR MADE WITHIN ONE YEAR AFTER THE CLOSING DATE WHERE THE INJURY OCCURRED OR IS ALLEGED TO HAVE OCCURRED DURING SELLER’S PERIOD OF OWNERSHIP.

THE PROVISIONS OF THIS PARAGRAPH 2.5 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

ARTICLE 3: TITLE AND SURVEY REVIEW

3.1  Title Review.    Promptly after the execution hereof, to the extent such items have not been previously delivered, Seller shall (i) deliver to Purchaser a current as-built ALTA/ACSM for Urban Land title survey, including all items on Table A thereof, except items 5, 12 and 14 and (ii) cause the Title Company to deliver to Purchaser a current title commitment in form promulgated by the State of Texas for an Owner’s Policy of Title Insurance (“Title Report”) representing the obligation of Title Company, subject to the requirements therein, to issue to Purchaser, upon the recording of the deed conveying title to the Property from Seller to Purchaser, the payment of the Purchase Price, and the satisfactions of the requirements therein, an owner’s policy of title insurance, in the amount of the Purchase Price, insuring good and indefeasible fee simple record title to the Property to be in Purchaser (“Title Policy”). The costs of the survey delivered by Seller pursuant hereto shall be borne entirely by Seller if the transaction closes and by Purchaser if the transaction does not close through no fault of Seller. During the Due Diligence Period, Purchaser shall review the Title Report; documents and information pertaining to the exceptions to title listed in the Title Report; and the As-built Survey with respect to the Property.

3.2  Title Objections.    Purchaser may advise Seller in writing and in reasonable detail, not later than the expiration of the Due Diligence Period, what exceptions, if any, are not acceptable to Purchaser (the “Title Objections”). After receipt of Purchaser’s Title Objections, Seller may give Purchaser notice that Seller will remove such Title Objections from title (or, if acceptable to Purchaser, in its reasonable judgment, afford the Title Company necessary information or certifications to permit it to insure over such exceptions) or that Seller elects not to cause such exceptions to be removed or insured over, provided that Seller covenants and agrees to satisfy or cause the Title Company to insure against any lien or claim thereof securing any monetary obligation voluntarily incurred by Seller that is not the obligation of any tenant or is assumed by Purchaser pursuant to this Agreement or is subject to the prorations and adjustments set forth herein (collectively, the “Monetary Obligations”) If, for any reason, Seller fails to provide notice to Purchaser by the expiration of the Due Diligence Period that it elects to cure any Title Objection, such failure shall be deemed an election by Seller not to remove such Title Objection. If Seller so notifies or is deemed to have notified Purchaser that Seller will not remove or insure over any or all of the Title Objections, Purchaser shall have until the expiration of the Due Diligence Period to determine whether (i) to proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement. Purchaser’s failure to timely give Seller notice of termination pursuant to Paragraph 2.4 shall be deemed to be an irrevocable election by Purchaser under clause (i). Except for the Title Objections that Seller elects in writing agrees to remove as provided above and any Monetary Obligations, the exceptions to title shown by the Title Report, the lien for non-delinquent real estate taxes and assessments, including assessments by private covenant, matters disclosed by the As-built Survey, and any encumbrance arising from the acts of Buyer or its agents are called the “Permitted Exceptions” in this Agreement. In no event shall Permitted Exceptions include matters arising subsequent to the effective date of the Title Report and As-built Survey which are not approved by Purchaser, which approval shall not be unreasonably withheld or delayed. During the Due Diligence Review Period, the Purchaser shall obtain from the Title Company all assurances required by Purchaser with respect to any express coverages or endorsements that the Purchaser may require with respect to this transaction and, except in the case of the Nokia ROFO as provided in Paragraph 3.3, inclusion of such express coverages or endorsements in the Title Policy to be issued at Closing is not a condition to Purchaser’s obligation to close.

3.3  Nokia ROFO.    The Leases of the Nokia Buildings contain a right of first offer or refusal (“Nokia ROFO”) in connection with any sale of such property. Seller will reasonably cooperate with Purchaser and the Title Company to determine whether the Title Company will issue express coverage over any exception to the Nokia ROFO with respect to this transaction, but without any obligation to incur any liability or expense or to retain any liability with respect thereto. As a condition to Purchaser’s obligation to close, the Title Policy that the Title Company commits to issue at the Closing must include such coverage.

3.4  Affidavits.    Seller will cooperate with the Title Company with respect to issuance of the Title Policy by executing at Closing, as a Closing delivery, a standard gap indemnity and an owner’s affidavit in a form satisfactory to Seller; provided, however, other than with respect to the gap indemnity, Seller shall not be obligated to retain any liabilities or execute any indemnification agreement for the benefit of Buyer or the Title Company in connection therewith.

ARTICLE 4: OPERATIONS AND RISK OF LOSS

4.1  Ongoing Operations.    During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date.

4.2  Performance under Leases and Service Contracts.    During the pendency of this Agreement, Seller will perform its material obligations under the Leases and Service Contracts (as defined herein).

4.3  New Contracts.    During the pendency of this Agreement, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice, without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed.

4.4  Leasing Arrangements.    During the pendency of this Agreement, Seller shall obtain Purchaser’s consent, which Purchaser shall not unreasonably withhold or delay, before entering into any other Lease, amendment, expansion, or renewal. Purchaser shall be deemed to have consented to any such Lease, amendment, expansion, or renewal if it has not notified Seller specifying with particularity the matters to which Purchaser reasonably objects, within five days after its receipt of Seller’s written request for consent, together with a description of the pertinent business terms of the Lease, amendment, expansion, or renewal.

4.5  Damage or Condemnation.    Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property shall be materially damaged, or if the Property or any material portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 10 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 10-day period, then Closing shall be extended to the next business day following the end of said 10-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction, and Seller shall pay to purchaser the amount of any deductible. For the purposes of this paragraph, the phrases “material damage” and “materially damaged” means damage, the cost to repair reasonably exceeding 5% of the Purchase Price.

4.6  Punch List Items.    Seller is performing certain post-completion punch list and other similar work. Promptly upon the execution hereof, Seller will provide Purchaser with a detailed description of any such work that will be unfinished as of the Closing, a list of any contracts for such unfinished work, and an estimated cost to complete. During the Due Diligence Period, Seller and Purchaser will negotiate in good faith to reach final agreement on a form of escrow agreement (the “Escrow Agreement”) as to the work to be undertaken by Seller and the amount to be placed in escrow to pay for the cost to complete such work; provided that if the parties are unable to so agree on the form of Escrow Agreement or the amount to be placed in escrow, either party may terminate this Agreement upon written notice to the other party given on or before the last day of the Due Diligence Period. Pursuant to the Escrow Agreement to be executed by Purchaser, Seller and the Title Company, at Closing, Seller will place in the escrow established thereunder the amount so agreed upon by the parties and shall thereafter cause such work to be completed. Subject to customary terms and conditions, the Escrow Agreement shall provide for release of the funds for progress payments and upon completion Any exception noted in the tenant’s estoppel certificate delivered under Paragraph 5.1(d) with respect to uncompleted work that is covered by the agreement reached between Seller and Purchaser under this Paragraph 4.6 shall be deemed to be satisfied for purposes of such Paragraph 5.1(d).

ARTICLE 5: CONDITIONS PRECEDENT

5.1  Purchaser’s Conditions.    Notwithstanding anything in this Agreement to the contrary, Purchaser’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a)  Inspection.    Purchaser’s inspection and approval, in Purchaser’s sole and absolute discretion, within the Due Diligence Period, of all physical, environmental, economic and legal matters relating to the Property, pursuant to Paragraph 2.2 above. This condition shall be deemed to have been satisfied if Purchaser fails to exercise its termination right under Paragraph 2.4.

(b)  Title.    The willingness of Title Company to issue, upon the sole condition of the payment of its regularly scheduled premium, an owner’s policy of title insurance (the “Title Policy”), insuring Purchaser in the amount of the Purchase Price that title to the Property is vested of record in Purchaser on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions and in accordance with Paragraph 3.3, express coverage over the Nokia ROFO.

(c)  Performance.    Seller’s performance or tender of performance of all its material obligations under this Agreement and the material truth and accuracy of Seller’s express representations and warranties in this Agreement as of the Closing Date, subject to Paragraph 9.3(b) below.

(d)  Tenant Estoppels.    Purchaser acknowledges that it has received estoppel certificates for all Leases consistent with the information in the rent roll delivered with the Property Information (the “Rent Roll”) and substantially in the form attached hereto as Exhibit C. It shall be a condition to Purchaser’s obligation to close that by the Closing Date Purchaser has received the originals of each of the estoppel certificates previously delivered to Purchaser.

(e)  Casualty or Condemnation.    The Purchaser has not elected to terminate this Agreement pursuant to Paragraph 4.5.

(f)  Association/Governing Board Estoppels.    An estoppel signed by an authorized representative of any association, governing board, or other entity governing the Property addressed to Purchaser in form and substance reasonably satisfactory to Purchaser.

(g)  Escrow Agreement.    Seller and Purchaser agree in writing as to the form and substance of the Escrow Agreement in accordance with Section 4.6 on or before the last day of the Due Diligence Period.

(h)  Related Transaction.    Concurrently with the execution of this Agreement, Purchaser and Carr Development & Construction, L.P. have executed that Purchase and Sale Agreement of even date herewith covering the property known as the Harcourt Building located in Austin, Texas (the “Related Agreement”). It is a condition precedent to Purchaser’s obligation to close that the Closing occur simultaneously with the closing under the Related Agreement unless such failure is the result of Purchaser’s default under this Agreement or the Related Agreement.

5.2  Seller Conditions.    Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(a)  Inspection.  The satisfaction of the condition set forth in Paragraph 5.1(a) above.

(b)  Performance.    Purchaser’s performance or tender of performance of all its material obligations under this Agreement and the material truth and accuracy of Purchaser’s express representations and warranties in this Agreement as of the Closing Date.

(c)  Escrow Agreement.    Seller and Purchaser agree in writing as to the form and substance of the Escrow Agreement in accordance with Section 4.6 on or before the last day of the Due Diligence Period.

(d)  Related Transaction.    It is a condition precedent to Seller’s obligation to close that the Closing occur simultaneously with the closing under the Related Agreement unless such failure is the result of Seller’s default under this Agreement or the Related Agreement.

5.3  Failure or Waiver of Conditions Precedent.    In the event any of the conditions set forth in Paragraphs 5.1 or 5.2 are not fulfilled or waived, the party benefited by such conditions may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end except those that expressly survive any termination. Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Paragraphs 5.1 and 5.2 above. In the event this Agreement is terminated as a result of any condition set forth in Paragraph 5.1, Purchaser shall be entitled to a refund of the Earnest Money. In any event, Purchaser’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions, and any liability on the part of Seller for prior breaches of representations and warranties or other obligations of Seller hereunder.

ARTICLE 6: CLOSING

6.1  Closing.    The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent through a standard deed and money escrow established with the Escrow Agent. The parties shall establish the closing escrow and shall complete their closing deliveries (excepting only Purchaser’s delivery of the Purchase Price and the parties execution of the closing statement) no later than the business day immediately preceding the Closing Date. On the Closing Date, the Purchaser shall deliver into escrow the Purchase Price, and the parties shall instruct the Escrow Agent to close the transaction immediately upon receipt thereof and make disbursements according to the closing statements executed by the parties. Seller and Purchaser shall promptly execute and deliver to Escrow Agent any separate or additional escrow instructions requested by Escrow Agent which are consistent with the terms of this Agreement. Any separate or additional instructions shall not modify or amend the provisions of this Agreement unless otherwise expressly set forth by mutual consent of Purchaser and Seller.

6.2  Seller’s Deliveries in Escrow.    On or before the Closing Date (as the same may be extended as provided herein), Seller shall deliver in escrow to the Escrow Agent the following:

(a)  Deed.    A special warranty deed (warranting title only against grantor’s acts) (the “Deed”) in the form provided for under the law of the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and satisfactory to Seller, executed and acknowledged by Seller, sufficient to vest in Purchaser title as insured by the Title Policy, provided that this delivery obligation shall not impose any additional obligation on Seller to cure any exception or to retain any liability other than the Monetary Obligations.

(b)  Assignment of Leases and Contracts and Bill of Sale.    An Assignment of Leases and Service Contracts and Bill of Sale in the form of Exhibit D attached hereto, executed by Seller;

(c)  State Law Disclosures.    Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d)  FIRPTA.    A Foreign Investment in Real Property Tax Act affidavit executed by Seller;

(e)  Additional Documents.    Any additional documents or deliveries required to be executed or delivered by Seller hereunder or, subject to the limitation that Seller shall have no obligation to incur any expense or retain any liability except as expressly provided hereunder, that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

(f)  Consulting Agreement.    A consulting agreement in the form of Exhibit F attached hereto, executed by Seller; and

(g)  Escrow Agreement.    The Escrow Agreement in the form agreed to pursuant hereto, executed by Seller, together with the deposit of the escrowed funds with the Escrow Agent.

6.3  Purchaser’s Deliveries in Escrow.    On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)  Purchase Price.    The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;

(b)  Assignment of Leases and Contracts and Bill of Sale.    An Assignment of Leases and Contracts and Bill of Sale in form of Exhibit D attached hereto, executed by Purchaser;

(c)  State Law Disclosures.    Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

(d)  Additional Documents.    Any additional documents or deliveries required by Purchaser hereunder or that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement;

(e)  Consulting Agreement and Consulting Fee.    The consulting agreement described in Paragraph 6.2(f), executed by Purchaser and the $450,000 consulting fee payable upon execution of the consulting agreement, deposited by Purchaser with the Escrow Agent by wire transfer of funds into the closing escrow; and

(f)  Escrow Agreement.    The Escrow Agreement in the form agreed to pursuant hereto, executed by Purchaser.

6.4  Closing Statements.    At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

6.5  Possession.    Seller shall deliver possession of the Property to Purchaser at the Closing.

6.6  Post-Closing Deliveries.    Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager, to the extent in Seller’s possession: the original Leases; copies or originals of all contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.

6.7  Notice to Tenants.    Seller and Purchaser shall execute at Closing, and deliver to each tenant immediately after the Closing, notices regarding the sale in substantially in the form of Exhibit E attached hereto, or such other form as may be required by applicable state law, and sufficient to relieve Seller from liability for the security deposits, and otherwise in compliance with the notice requirements of the respective Leases.

6.8  Closing Costs.    At Closing, Purchaser shall pay the cost of extended title coverage (to the extent available in Texas) and any endorsements to the Title Policy, one-half of any escrow fees and all costs of recording, and any sales, gross receipts, compensating, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction. At Closing, Seller shall pay the premium for the basic Title Policy (in Texas the basic policy does not include deletion of the standard survey exception, among other exceptions) and one-half of any escrow fees. Each party shall pay its own attorneys’ fees.

6.9  Close of Escrow.    Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

ARTICLE 7: PRORATIONS AND ADJUSTMENTS

Prorations and adjustments with respect to the Property shall be made as of the Closing Date as set forth in this Article 7.

7.1  Prorations.    If the Purchase Price is received by the Escrow Agent by noon, Washington, D.C. time, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. If the cash portion of the Purchase Price is not so received by Escrow Agent by noon, Washington, D.C. time on the Closing Date, then the day of Closing shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date. Subject to the foregoing, in each such proration set forth below, the portion thereof applicable to periods beginning as of the Closing Date shall be credited to Purchaser or charged to Purchaser as applicable and the portion thereof applicable to periods ending as of the Closing Date shall be credited to Seller or charged to Seller as applicable.

(a)  Rent.    All accrued rent, including rent for the portion of the month in which the Closing Date falls and other accrued income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing Date. Rent referenced under the Nokia Lease as “Additional Rent” for capital reserve expenditures, Landlord warranty service and other items, shall be prorated as base rent in accordance with this Paragraph 7.1(a). Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. Rent under this Paragraph 7.1(a) does not include reimbursement for operating expenses that are provided for in Paragraph 7.1(b).

(b)  Operating Costs.    Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property. Seller and Purchaser shall each receive a debit or credit, as the case may be, for the difference between the aggregate tenants’ current account balances for Operating Costs and amount of Operating Costs reimbursable to Seller [that is, Operating Costs that have been paid by Seller or for which Seller retains the obligation to pay]. Operating Costs for Seller’s period of ownership shall be reasonably estimated by the parties if final bills are not available. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Purchaser.

(c)  Taxes and Assessments.    Real estate taxes and assessments imposed by governmental authority and any assessments by private covenant (collectively, “Taxes”) that are not yet due and payable and that are not reimbursable by tenants under the Leases as Operating Costs shall be prorated as of the Closing Date based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing.

(d)  Operating Costs and Taxes Payable Directly by Tenants.    There shall be no proration for any Operating Costs or Taxes that under the Leases are paid directly by the Tenant to the applicable payee.

(e)  Final Adjustment After Closing.    If final prorations cannot be made at Closing for any item being prorated under this Paragraph 7.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but no later than 180 days after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 10 days of written notice. Seller and Purchaser shall have reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.

7.2  Leasing Commissions and Service Contracts.    Leasing commissions for renewals, extensions, or expansions under that certain lease commission agreement dated May 19, 1998 between Seller and Cushman & Wakefield of Texas, Inc. shall be the obligation of Purchaser, and at Closing, Purchaser shall assume such obligations in writing in accordance with such agreements or otherwise in writing satisfactory to Seller. Seller shall be responsible for any leasing commissions relating to the initial term of the Leases, all of which Seller represents have been paid in full. At Closing, Purchaser will assume in writing the obligations arising from and after the Closing Date under those Service Contracts that are not terminable as of the Closing Date without notice, expense, or liability to Seller.

7.3  Tenant Deposits.    All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Purchaser at Closing or placed in escrow if required by law. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits.

7.4  Utility Deposits.    Purchaser shall be responsible for making any deposits required with utility companies.

7.5  Sale Commissions.    Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than the Brokers. If this transaction is closed, Seller shall pay the Brokers in accordance with their separate agreements. The Brokers are independent contractors and are not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above with respect to the Brokers, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any purported or actual statement, representation or agreement of such indemnifying party.

ARTICLE 8: REPRESENTATIONS AND WARRANTIES

8.1  Seller’s Representations and Warranties.    As a material inducement to Purchaser to execute this Agreement and consummate this transaction, each named Seller with respect to itself and the portion of the Property it owns, represents and warrants to Purchaser that:

(a)  Organization and Authority.    Seller has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(b)  Conflicts and Pending Action.    Subject only to the Nokia ROFO, to Seller’s knowledge, there is no agreement binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c)  Leases.    With respect to those Leases, if any, for which no estoppel certificate is obtained in connection with this Agreement, the copies of such Leases provided or made available to Purchaser pursuant to Paragraph 2.1 are true, correct and complete in all material respects; and the information set forth in the Rent Roll provided with the Property Information is accurate as of the date thereof in all material respects. Seller’s representation in this Paragraph 8.1(c) shall be void and no claim shall be actionable or enforceable with respect to any Lease to the extent such matters are covered in the tenant estoppel certificates obtained pursuant to Paragraph 5.1(d).

(d)  Service Contracts.    The list of service contracts affecting the Property (“Service Contracts”) delivered or made available to Purchaser as part of the Property Information is true, correct, and complete as of the date of its delivery in all material respects. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.

(e)  Compliance with Law, Licenses and Permits.    To Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice, addressed specifically to Seller and sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in material violation of any law, ordinance, or regulation or in material non-compliance with any certificate of occupancy, license or permit.

(f)  Work Under Any Directive.    To Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice or request of any municipal department, insurance company or board of fire underwriters (or organization exercising functions similar thereto), or mortgagee directed to Seller and requesting the performance of any work or alteration to the Property which has not been complied with.

(g)  Bankruptcy.    Seller is “solvent as said term is defined by bankruptcy law” and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller’s properties (including the Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

(h)  Seller Not a Foreign Person.    Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(i)  Hazardous Substances.    To Seller’s knowledge, the environmental reports listed in or delivered with the Property Information are all of such reports that Seller has caused to be prepared on its behalf in connection with its acquisition and ownership of the Property, and to Seller’s knowledge, Seller is not in actual receipt of and has not received any written notice or request addressed specifically to Seller and sent by any governmental authority or agency with respect to any investigation, administrative order, consent order and agreement, litigation, or settlement with respect to Hazardous Substances on the Property. “Hazardous Substances” means any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et. seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et. seq., any other so-called “super-fund” or “super-lien” laws, and the rules and regulations promulgated pursuant to these acts, and all state, regional, county, municipal and other local laws, regulations, ordinances, rules or orders that are equivalent or similar to the federal laws recited above.

Subject to the limitations set forth in Paragraph 9.3, Seller shall be liable to Purchaser for any actual, direct loss, cost, damage, liability or expense incurred or suffered by Purchaser due to or arising out of the breach of any representation or warranty contained in this Paragraph 8.1. “Seller’s knowledge” as used in this Agreement means the current actual knowledge of Bill Vanderstraaten and Chris Hendricks, officers of CarrAmerica Realty Corporation, without any duty of inquiry or investigation. Seller represents and warrants that Messrs. Vanderstraaten and Hendricks are the persons having principal responsibility with Seller and CarrAmerica Realty Corporation for the development, management, operation, and leasing of the Property.

8.2  Purchaser’s Representations and Warranties.    As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)  Organization and Authority.    Purchaser has been duly organized and is validly existing as a Georgia corporation, in good standing in the State of Georgia and will on or before the Closing Date be qualified to do business in the state in which the Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

(b)  Conflicts and Pending Action.    To Purchaser’s knowledge, there is no agreement binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)  ERISA.    Purchaser does not hold the assets of any employee benefit plan within the meaning of 29 CFR 2501.3-101(a)(2).

ARTICLE 9: DEFAULT AND DAMAGES

9.1  Default by Purchaser.    If Purchaser shall default in its obligation to purchase the Property pursuant to this Agreement, Purchaser agrees that Seller shall have the right to have the Escrow Agent deliver the Earnest Money to Seller as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder. If Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title, or interest in or to the Property.

9.2  Default by Seller.    If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money, and Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. Purchaser hereby waives any other rights or remedies. This Agreement confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the filing of a suit for specific performance. Notwithstanding the foregoing, should Seller cause a specific performance action to be ineffective by virtue of any further conveyance or encumbrance of the Property, or any portion thereof, Purchaser shall be entitled to bring a suit for its reasonable out-of-pocket damages in an amount not to exceed $95,000 in the aggregate.

9.3  Limitations.

(a)  Limitation Period.    Seller’s covenants, indemnities, warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Purchaser’s purchase of the Property only for a period commencing on the Closing Date and ending one year after the Closing Date (the “Limitation Period”). Seller’s liability for breach of any such covenant, indemnity, representation or warranty with respect to the Property shall be limited to claims in excess of $18,000 (aggregate for all breaches), and Seller’s aggregate liability for claims arising out of such covenants, indemnities, representations and warranties with respect to the Property shall not exceed $750,000 (aggregate for all breaches). Any claim by Purchaser of any alleged breach of such covenants, indemnities, warranties or representations must be asserted with reasonable specificity by written notice delivered to Seller before the expiration of the Limitation Period, and any obligation of Seller with respect to any breach of any such covenant, indemnity, representation or warranty shall automatically terminate unless such notice is timely given, time being of the essence, within the Limitation Period. The Limitation Period and the termination of Seller’s liability shall apply to known as well as unknown breaches of such covenants, indemnities, warranties or representations. Purchaser’s waiver and release set forth in Paragraph 2.5 shall apply fully to liabilities under such covenants, indemnitees, representations and warranties and is hereby incorporated by this reference. Purchaser specifically acknowledges that such limitation of liability represents a material element of the consideration to Seller. The limitation as to Seller’s liability in this Paragraph 9.3(a) does not apply to Seller’s liability with respect to prorations and adjustments under Article 7 or to Paragraph 7.5.

(b)  Disclosure.    Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of their representations or warranties untrue in any material respect, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so discloses any matters which make any of Seller’s representations and warranties untrue in any material respect, or in the event that Purchaser otherwise becomes aware during the pendency of this Agreement prior to Closing of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters other than Monetary Obligations, but Purchaser shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property without reduction of the Purchase Price in accordance with the terms of this Agreement, or (ii) as to any such matters disclosed or of which Purchaser otherwise becomes aware following the expiration of the Due Diligence Period, to terminate this Agreement.

ARTICLE 10: EARNEST MONEY PROVISIONS

10.1  Investment and Use of Funds.    The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money to the Purchase Price on the Closing Date.

10.2  Termination.    Except as otherwise expressly provided herein, upon not less than five business days’ prior written notice to the Escrow Agent and the other party, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if the other party shall, within said five-business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

10.3  Interpleader.    Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

10.4  Liability of Escrow Agent.    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 11: MISCELLANEOUS

11.1  Parties Bound.    Except for an assignment pursuant to Paragraph 11.14, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to Wells Operating Partnership, L.P., Wells Real Estate Fund XIII, L.P. or a joint venture which includes either of them, without the consent of Seller; provided that Purchaser shall not thereby be relieved of its obligations hereunder and the assignee shall assume in writing all of Purchaser’s obligations hereunder.

11.2  Press Release.    Until the Closing, neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party. The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, investor representatives, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation in junctive relief or specific performance, against the other party in order to enforce the provisions of this Paragraph 11.2.

11.3  Headings.    The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.4  Invalidity and Waiver.    If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.5  Governing Law.    This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.

11.6  No Third Party Beneficiary.    This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

11.7  Entirety and Amendments.    This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.8  Time.    Time is of the essence in the performance of this Agreement.

11.9  Attorneys’ Fees.    Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.

11.10  Notices.    All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile or personal delivery and delivered after 5:00 p.m., Washington, D.C. time, shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

11.11  Construction.    The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction—to the effect that any ambiguities are to be resolved against the drafting party—shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.12  Calculation of Time Periods.    Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m., Washington, D.C. time.

11.13  Execution in Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

11.14  Section 1031 Exchange.    Seller may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser shall reasonably cooperate with Seller to effect such Exchange, provided that (i) Seller shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary (to facilitate any Exchange, and solely for such purpose, Seller may so assign the rights and obligations under this Agreement); (ii) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property, be required to acquire or hold title to any real property for purposes of consummating the Exchange or be required to expend any additional costs or expenses to effect the Exchange; and (iii) Purchaser shall not by this agreement or acquiescence to the Exchange be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with § 1031 of the Code.

11.15  WAIVER OF JURY TRIAL.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN CARRAMERICA REALTY, L.P.
AND
WELLS OPERATING PARTNERSHIP, L.P.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the Effective Date.

CARRAMERICA REALTY, L.P., a Delaware limited partnership By: CarrAmerica Realty GP Holdings, Inc., a Delaware corporation, its general partner

By:	/S/ KAREN B. DORIGAN

Name:	Karen B. Dorigan

Title:	Executive Vice President

“Seller”

WELLS OPERATING PARTNERSHIP, L.P., a Delaware limited partnership By: Wells Real Estate Investment Trust, Inc., Maryland corporation, its general partner

By:	/S/ DOUGLAS P. WILLIAMS

Name:	Douglas P. Williams

Title:	Executive Vice President

“Purchaser”

JOINDER OF ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money in escrow, shall disburse the Earnest Money pursuant to the provisions of Article 10 hereof, and will execute and act as escrowee under the Escrow Agreement as aforesaid.

CHICAGO TITLE INSURANCE COMPANY

		By:	/S/ KAY STARKEY

		Name:	Kay Starkey

Date:	7/22/02	Title:	Commercial Escrow Officer

“Escrow Agent”

EXHIBITS

A —	Legal Description

B —	Property Information

C —	Tenant Estoppel Form

D —	Assignment of Leases and Contracts and Bill of Sale

E —	Notice to Tenants

F —	Consulting Agreement

EXHIBIT A

LEGAL DESCRIPTION

The real property described in Commitment for Title Insurance No. 44-903-80-000576708 issued by Chicago Title Insurance Company on June 3, 2002 and having an effective date of May 16, 2002.

A-1

EXHIBIT B

PROPERTY INFORMATION

Due Diligence Items—Nokia Building

1.	Leases from Nokia, Inc. dated October 22, 1999, October 14, 1998 and July 17, 1998. First Amendment dated September 29, 2000

2.	Guaranties from Nokia Corporation, dated October 22, 1999, October 14, 1998 and July 17, 1998

3.	Property financial statements (Calendar years 1999, 2000, 2001 and 2002 through May 31)

4.	Property general ledger statements (Calendar years 2000, 2001 and 2002 through May 31)

5.	Aged Receivable Reports, dated December 31, 2002 and May 31, 2002

6.	Property Budget Calendar Year 2002

7.	Property Budget Variance Reports, dated January 31, 2002 and May 31, 2002

8.	Certificate of Insurance for Nokia, Inc. provided by Marsh USA, valid date February 1, 2002

9.	Zoning Ordinance, letter dated May 27, 1997

10.	Property Tax Values and Rates, Irving, TX

11	Phase I Environmental Site Assessment, Mission Geoscience, Inc. July 18, 1997

12.	Subsurface Exploration Report, Terracon Consultants, Inc. July 17, 1997

13.	ADA Compliance Surveys, Accessibility Express, August 14, 2000, September 14, 2000 and June 20, 2001

14.	As-built Plans, Good Fulton and Farrell (hard copy and CD_ROM)

15.	Operating and Maintenance Manuals—HVAC equipment and controls, fire protection systems, elevator

16.	Warranties—Core/shell, HVAC equipment, roofing, fire/safety, parking lot, contractor

17.	Building permits and Inspection reports (including Fire Marshall inspections)

18.	Certificates of Occupancy—Building and Tenant Space

19.	Commission Agreements

20.	Photo disk

21.	Boundary sketch

22.	Architect’s verification of building measurements

23.	Rent Rolls—May 31, 2002

24.	Tenant Ledger(s)—May 31, 2002

25.	Tenant Correspondence and History files

26.	HVAC Submittals

27.	General contractor specifications

B-1